July 7, 2020

Jan Siegmund
57 Laight Street, Apt. 1
New York, New York 10013

Re: Offer of Employment

Dear Mr. Siegmund:

On behalf of Cognizant Technology Solutions Corporation, a Delaware corporation (“CTSC” and, together with its consolidated subsidiaries (including CTS US, as defined below), “Cognizant”), I am pleased to offer you employment with Cognizant Technology Solutions U.S. Corporation (“CTS US”) commencing on September 1, 2020 (or such other date as may be mutually agreed upon in writing by the parties). Your position will be Chief Financial Officer, at the level of Executive Vice President, reporting to the Chief Executive Officer of CTSC under the terms and conditions stated below.

As this offer is for a position that will be an “executive officer” position (as such term is defined in Rule 3b-7 under the Securities and Exchange Act of 1934 (the “’34 Act”)) and an “officer” position (as such term is defined in Section 16 of the ’34 Act), the terms of this offer letter and your appointment to the position contemplated hereby are subject to the approval of the board of directors (the “Board”) and the Management Development and Compensation Committee of the Board (the “Compensation Committee”) of CTSC. This offer is also contingent on the following:

●	Your signing and returning of this offer letter within 14 calendar days of the date of this letter;
●	The successful and satisfactory completion of your references and background verification;
●	Your satisfactory completion of the form of Directors and Officers Questionnaire for executive officers of CTSC;
●	Your signing of the Non-Disclosure, Non-Solicitation and Invention Assignment Agreement (“NDA”) applicable to employees of CTS US generally;
●	Your entering into the form of Executive Employment and Non-Disclosure, Non-Competition, and Inventions Assignment Agreement with CTSC in the form attached hereto as Exhibit A (the “Executive Employment Agreement”) on or prior to your start date;
●	Satisfactory completion of all CTS US new hire paperwork received electronically; and
●	Satisfactory verification of employment eligibility and authorization to work in the United States. You will need to present documentation of identity and employment eligibility, and complete a Form I-9 Employment Eligibility Verification form within the first 3 business days of your employment. In compliance with the Immigration Reform and Control Act of 1986, your employment at CTS US is contingent on presenting adequate documentation within the mandatory time frame.

Employment with CTS US is “at-will”, meaning that it is not for any specific period of time and can be terminated by either you or CTS US at any time, with or without advance notice, and for any lawful reason or no particular reason or cause. Your service as an executive of CTSC, CTS US and any other Cognizant entity may similarly be terminated either by you or Cognizant at any time, subject to the terms and conditions of the Executive Employment Agreement.

The terms and conditions of your employment with CTS US are described below:

CASH COMPENSATION:

BASE SALARY: You will be paid an annual base salary of $800,000, or $33,333 per pay period based on semi-monthly payments. You will be paid your salary in accordance with the CTS US’s payroll policies and practices as in effect from time to time (payroll dates currently occur on the 15th and last working day of each month).

ANNUAL CASH INCENTIVE: You will be eligible for a target annual cash incentive equal to 1x your annual base salary and on terms generally in alignment with the other executive officers of CTSC that are responsible for company-wide functions; provided, however, that the terms of the annual cash incentive, including the performance metrics and targets, any discretionary component and any aspect that is tailored to a particular executive or group of executives in a manner aligned to the responsibilities of and performance goals established for such executive or group of executives, will be determined by the Compensation Committee in its sole discretion. The annual cash incentive will be paid to you only if you are still active on CTS US’ payroll on the date the annual cash incentive is paid to executives generally for the year in which such annual bonus is earned (each, a “Bonus Date”) and in one single payment (and will be paid on such date). The amount of any annual cash incentive may be more or less than the target annual cash incentive (and may equal zero if performance goals are not attained).

500 Frank W. Burr Blvd, Teaneck, NJ 07666
+1 201.801.0233

Notwithstanding the foregoing, for 2020, in light of your joining mid-year, in lieu of any annual cash incentive based on performance goal attainment, you will receive a bonus equal in value to the target annual cash incentive set out above, pro-rated based on the number of days during 2020 that you are employed by CTS US. The bonus for 2020 will be paid in one single payment on the applicable Bonus Date and is subject to your being active on CTS US’s payroll on such date.

RESTRICTED STOCK UNITS: Subject to approval by the Compensation Committee, you will be granted restricted stock units of CTSC as described in additional detail below with vesting based on duration of employment (“RSUs”) and restricted stock units of CTSC with vesting based on the satisfaction of performance criteria and duration of employment (“PSUs”), as provided under Article Nine of CTSC’s 2017 Incentive Award Plan (the “Plan”) and subject to the vesting and other terms set forth herein and the terms and conditions of the Plan and the forms of Restricted Stock Unit Award Agreement, in the case of RSUs, and Performance-Based Restricted Stock Unit Award Agreement, in the case of PSUs, approved by the Compensation Committee under the Plan.

The RSUs and PSUs to be awarded to you hereby will be granted on the first date on or after the date you join Cognizant that is the 1st day of a month or the 15th day of a month (the “Grant Date”). Each grant and all vestings of RSUs and PSUs contemplated under this agreement are subject to your remaining in employment with Cognizant through the applicable grant or vesting date (as applicable).

RSUs
Your targeted annual compensation in the form of RSUs (using the grant date fair value of awards) will be $2,250,000 (the “RSU Target”). To achieve such targeted annual compensation, for 2020, assuming the Grant Date is during the third calendar quarter of 2020, on the Grant Date you will receive an award of RSUs with a Grant Date fair value (i.e., based on the closing share price of CTSC on such date) of $3,375,000 and vesting in ten successive quarterly installments as follows: (i) 1/6th of the units shall vest on each of the first and second three-month anniversaries of the Grant Date, (ii) 2/3rds of 1/6th of the units shall vest on each of the third, fourth, fifth and sixth three-month anniversaries of the Grant Date, (iii) 1/3rd of 1/6th of the units shall vest on each of the seventh, eighth and ninth three-month anniversaries of the Grant Date, and (iv) the remainder of the units shall vest on the tenth three-month anniversary of the Grant Date. For 2021 and subsequent years, you will receive an annual award of RSUs with a grant date fair value equal to the RSU Target with the grant occurring during the first calendar quarter and vesting in twelve successive quarterly installments (subject to any RSU program changes adopted by the Compensation Committee and applicable to CTSC executives generally, including as to grant amount, award type, timing, vesting or otherwise).

Subject to your continued employment with Cognizant on the Grant Date, you will also receive on such date a one-time, non-recurring award of RSUs for joining Cognizant. Such award of RSUs will have a Grant Date value of $1,500,000 and will vest in twelve successive quarterly installments, with 1/12th of such RSUs vesting on the First Quarterly Vesting Date, and an additional 1/12th of such RSUs vesting on each three-month anniversary of the First Quarterly Vesting Date until all such RSUs shall have vested.

PSUs
Your targeted annual compensation in the form of PSUs (using the grant date fair value of awards) will be $2,250,000 (“PSU Target”). For 2020, on the Grant Date, you will receive an award of 2020 – 2022 PSUs with a grant date value equal to your PSU Target, pro-rated to the number of days of 2020 that are on or after your start date (for clarity, such grant date value being equal to $750,000 based on a September 1, 2020 start date), and on terms generally in alignment with the other executive officers of CTSC; provided, however, that the terms of the PSUs, including the performance metrics, targets and measurement period, any discretionary component and any aspect that is tailored to a particular executive or group of executives in a manner aligned to the responsibilities of and performance goals established for such executive or group of executives, will be determined by the Compensation Committee in its sole discretion. For 2021 and subsequent years, you will receive an annual award of PSUs with a grant date fair value equal to the PSU Target, with such performance metrics and targets and vesting terms consistent with similarly situated executives (subject to any PSU program changes adopted by the Compensation Committee applicable to CTSC executives generally, including as to grant amount, award type, timing, performance goals, vesting or otherwise).

VACATION: You will be entitled to 20 days of personal leave, plus normal CTS US holidays, subject to CTS US’s applicable accrual and carry-over rules, as in effect for its executives from time to time.

BENEFITS: As a full-time, regular employee of CTS US, you will be eligible to participate in benefit plans and programs available generally to CTS US executives, subject to applicable terms and conditions, including without limitation vesting periods and eligibility requirements.

COMPLIANCE WITH COMPANY POLICIES: As an employee of CTS US, you will be expected to comply with Cognizant’s personnel and other policies, including, but not limited to, Cognizant’s policy requiring your ongoing compliance with the NDA, and Cognizant’s policies prohibiting discrimination and unlawful harassment, conflicts of interest and violation of any applicable laws in the course of performing your job duties and responsibilities. You also agree to adhere to all confidentiality obligations of any previous employer, that you will not bring any confidential information from your prior employer to Cognizant or provide such confidential information to Cognizant, and that you will not use any such confidential information for any purpose in the course of your employment at Cognizant.

DEDUCTIONS AND WITHHOLDINGS: All components of your compensation and benefits will be subject to all applicable federal and state tax withholdings and deductions as required by law and any other deductions or withholdings as authorized by you.

GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New Jersey without regard to its conflicts of law principles.

COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

OFFER ACCEPTANCE: If you accept this offer, and the conditions of this offer are satisfied, this letter, the Executive Employment Agreement and the NDA shall constitute the complete agreement between you, CTS US and CTSC with respect to the terms and conditions of your employment. Any representations, promises or agreements, whether written or oral, that are not expressly written in this letter or are contrary to or conflict with this letter, which may have been made to you by any person, are expressly replaced by this letter. The terms and conditions of your employment pursuant to this letter may not be changed except as otherwise expressly specified in this letter, the Executive Employment Agreement or the NDA.

We will be delighted to have you join us. If the foregoing is acceptable to you, please print, sign, date and scan all pages as one document and return to me. Please retain a copy for your records. Please be sure to complete pre-joining documents on our Welcome Center per the instructions that will be sent to you shortly.

We look forward to our opportunity to work together.

Best regards and welcome,

/s/ Becky Schmitt

Name:	Becky Schmitt
Title:	Executive Vice President, Chief People Officer

Cc:	Brian Humphries Chief Executive Officer

Matthew W. Friedrich Executive Vice President, General Counsel and Chief Corporate Affairs Officer

I HEREBY REPRESENT AND WARRANT TO COGNIZANT THAT: (I) I AM ENTERING INTO THIS AGREEMENT VOLUNTARILY AND THAT THE PERFORMANCE OF MY DUTIES AND RESPONSIBILITIES HEREUNDER WILL NOT VIOLATE ANY AGREEMENT BETWEEN ME AND ANY OTHER PERSON, FIRM, ORGANIZATION, OR OTHER ENTITY, (II) I AM NOT BOUND BY THE TERMS OF ANY AGREEMENT WITH ANY PREVIOUS EMPLOYER OR OTHER PARTY TO REFRAIN FROM COMPETING, DIRECTLY OR INDIRECTLY, WITH THE BUSINESS OF SUCH PREVIOUS EMPLOYER OR OTHER PARTY, IN ANY CASE, THAT WOULD BE VIOLATED BY MY ENTERING INTO THIS AGREEMENT AND/OR PROVIDING SERVICES TO COGNIZANT PURSUANT TO THE TERMS HEREOF, AND (III) I HAVE READ, UNDERSTAND AND ACCEPT THE ABOVE OFFER OF EMPLOYMENT AND AGREE TO THE TERMS AND CONDITION SET FORTH ABOVE:

Jan Siegmund

/s/ Jan Siegmund

Signature

July 8, 2020

Date

Exhibit A

Form of Executive Employment and Non-Disclosure, Non-Competition,
and Inventions Assignment Agreement

See subsequent pages.